Exhibit 99.1

CRUDE CORN OIL PURCHASE AGREEMENT

(Agreement to Purchase Output)

This Crude Corn Oil Purchase Agreement (“Agreement”) is made and entered into as of the 19th day of June, 2008, by and between Soy Energy, LLC, an Iowa limited liability company (“Soy Energy”) and LSCP, LLLP, an Iowa limited liability limited partnership (“Seller”).

RECITALS

A.                                   Seller currently owns and operates an ethanol production facility (the “Ethanol Plant”) located at 4808 F. Avenue, Marcus, Iowa, and Seller will produce, as a coproduct, crude corn oil from the ethanol produced at the Ethanol Plant.

B.                                     Soy Energy desires to purchase crude corn oil produced at the Ethanol Plant (the “Corn Oil”), and Seller desires to sell the Corn Oil to Soy Energy on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Purchase of Corn Oil.

(a)                                  Purchase of Ethanol Plant Output.  Soy Energy will purchase from Seller 820,000 pounds of corn oil per month from the Ethanol Plant (the Maximum Output”).

(b)                                 Price.  During the term of this Agreement, Soy Energy will pay Seller the purchase price per pound of Corn Oil (the “Purchase Price”), as adjusted, from time to time, as set forth on the attached Schedule A.  The Base Price (as defined in Schedule A) will be paid by Soy Energy to Seller by ACH or wire transfer on the Friday following the weekly period in which the Corn Oil was loaded onto Soy Energy’s trucks or such other carrier(s) designated by Soy Energy at the Ethanol Plant.  The weekly periods are defined as Monday through Sunday.  The Monthly Additional Heating Oil Index Payment for deliveries of Corn Oil during a calendar month will be paid by Soy Energy (as defined in Schedule A) within ten (10) days after the last day of that calendar month.  Any Purchase Price which remains unpaid after such date will accrue interest at the rate of eighteen percent (18%) per annum and Soy Energy will be responsible for the cost of collection, including reasonable attorneys fees and expenses, related thereto.

(c)                                  Option to Purchase Additional Corn Oil.  Soy Energy will have an option to purchase Seller’s output of Corn Oil in excess of the Maximum Output upon the same terms and conditions set forth in this Agreement; provided, however, the purchase price per pound for the Corn Oil shall be the prevailing market rate as determined by Seller.  If Soy Energy does not exercise its option to purchase, Seller will then have the right to sell the excess Corn Oil to third parties.

(d)                                 Delivery.  Seller shall deposit all Corn Oil into a storage tank at Seller’s Ethanol Plant.  Soy Energy shall then, at Soy Energy’s sole expense, remove the Corn Oil from the Ethanol Plant using Soy Energy’s trucks or such other carrier(s) as Soy Energy may select, which method of transport and carrier(s) must be reasonably approved by Seller.  Soy Energy shall furnish, at its sole expense, all personnel and equipment necessary or convenient to remove and transport the Corn Oil from the Ethanol Plant except as provided below in Section 1 (e).  Soy Energy shall, with the advice and consent of Seller, which consent may not be unreasonably withheld, establish a transportation schedule that will permit Seller to operate its oil recovery equipment on a full-time basis.  Title to and risk of loss for all such Corn Oil purchased by Soy Energy from Seller shall pass to Soy Energy upon the loading at the Ethanol Plant of the Corn Oil into Soy Energy’s trucks or such other carriers as Soy Energy may select.  Soy Energy shall perform its duties and obligations under this Agreement in a commercially reasonable, timely, prudent and professional manner and in accordance with applicable laws and regulations.  Soy Energy agrees to handle the Corn Oil in a good and workmanlike manner in accordance with customary industry practices.  All loading, freight and transportation costs shall be the sole expense of Soy Energy.

(e)                                  Equipment and Access.  Seller, at its expense, will provide suitable load-out and storage facilities for the Corn Oil at the Ethanol Plant.  Soy Energy and its employees, agents, and contractors will be given reasonable access to the loading and storage facilities at the Ethanol Plant to meet its removal obligations in an efficient and expeditious manner.  Seller agrees to advise Soy Energy when it encounters an access problem and Seller shall then have a reasonable period of time in which to remedy the problem.

(f)                                    Quality Control, Weights.  In addition to the Corn Oil Prequalification process set forth below in Section 3, Soy Energy has the right to inspect and test any Corn Oil prior to its delivery.  The weight of Corn Oil delivered to Soy Energy pursuant to this Agreement shall be determined by weighing the Corn Oil across Seller’s scale.  Soy Energy shall have the right, from time to time, to verify the accuracy of Seller’s scale.

2.                                      Term.

(a)                                  This Agreement will have an initial term commencing on the date of the first delivery of Corn Oil to BEST BioDiesel hereunder, not including any delivery for purposes of Corn Oil Prequalification (the “First Supply Date”), to the date that is three (3) years from the First Supply Date, unless sooner terminated under Section 7 hereof (the “Initial Term”).  After expiration of the Initial Term, this Agreement will be renewed for additional one (1) year consecutive terms (“Renewal Term”), unless either party notifies the other of its intent to terminate the Agreement at least ninety (90) days before the expiration of the Initial Term or any Renewal Term, or unless the Agreement is terminated sooner under Section 7 hereof.

(b)                                 Soy Energy shall have the sole discretion to determine the First Supply Date by providing Seller with written notice ninety (90) days prior to Soy Energy’s desired First Supply Date (the “Performance Notice”).  In the event that Soy Energy has not provided Seller with written notice of the First Supply Date by June 30, 2010, Seller shall have the right, at its sole discretion, to immediately terminate this Agreement by providing written notice of termination to Soy Energy.  Prior to Soy Energy providing Seller with the Performance Notice and during the period of time from the Performance Notice to the First Supply Date, Seller shall have the right to sell Corn Oil on the open market at prices and on terms and conditions acceptable to Seller.

3.                                      Corn Oil Prequalification and Specifications.

(a)                                  On or before the First Supply Date, Seller shall provide to Soy Energy a representative sample of Corn Oil from the Ethanol Plant in a quantity requested by Soy Energy for purposes of prequalification (“Corn Oil Prequalification”).  Soy Energy shall promptly evaluate the sample for compliance with the specifications set forth on Schedule B.  If the sample of Corn Oil meets the specifications set forth on Schedule B, Soy Energy shall notify Seller that the Corn Oil from the Ethanol Plant is prequalified.  If the Corn Oil does not meet the specifications on Schedule B, Soy Energy will inform Seller of the defects.  Seller may, at its sole expense, modify Seller’s corn oil recovery facility to achieve a Corn Oil meeting the specifications on Schedule B.  Seller or Soy Energy may terminate this Agreement if Seller determines it is not in the best interest of Seller to modify Seller’s Corn Oil recovery facility.  Soy Energy shall provide to Seller reasonable consultation and reevaluation of new samples of Corn Oil to assist Seller in making such modifications.

(b)                                 In the event that Seller modifies the corn oil recovery facility, the Ethanol Plant, and/or the operation and processes of the corn oil recovery facility and/or the Ethanol Plant in a manner that may affect the quality or characteristics of the Corn Oil, Seller shall notify Soy Energy and submit a sample of Corn Oil for evaluation by Soy Energy.  If the sample of Corn Oil satisfies the specifications on Schedule B, Soy Energy shall notify Seller that the Corn Oil from the Ethanol Plant is prequalified.  If the Corn Oil does not satisfy the specifications on Schedule B, Soy Energy will inform Seller of the defects or other properties that make the Corn Oil not suitable.  Seller may, at its sole expense, modify the corn oil recovery facility or Ethanol Plant or its operation to produce a Corn Oil meeting prequalification.  If Seller does not modify its corn oil recovery facility or Ethanol Plant to produce Corn Oil meeting prequalification, Seller or Soy Energy may terminate this Agreement.  Soy Energy shall provide reasonable reevaluation of new samples of Corn Oil.

4.                                      Warranties.

Seller guarantees, represents, and warrants to Soy Energy as follows:

(a)                                  The Corn Oil shall meet the Specifications and shall be free from defect.  Seller expressly disclaims any warranty with respect to the Corn Oil except as provided in this Section 4(a) or otherwise provided in this Agreement.

(b)                                 The Corn Oil complies with the laws of the United States and of Iowa and municipalities thereof, governing weights, measures, and sizes.

(c)                                  The Corn Oil, its delivery and the production thereof by Seller shall not infringe upon or violate, without license, the patent, copyright, trademark, trade secret or any other proprietary rights of any person whatsoever.

5.                                      Independent Contractors.  Soy Energy and Seller are independent contractors and customer and supplier hereunder and this Agreement will not operate to create any partnership or joint venture between the parties.

6.                                      Force Majeure.  Soy Energy will be excused and relieved from performance under this Agreement if such performance is prevented by acts of God, drought, flood, civil commotion, war, strikes, or other cause beyond the reasonable control of Soy Energy.  Seller will be excused and relieved from any delays or failure to perform under this Agreement if such performance is prevented by acts of God, drought, flood, civil commotion, war, strikes, or other cause beyond the reasonable control of Seller.  If a suspension or delay in performance is unavoidable, the party who is excused and relieved from performance hereunder will recommence its performance as soon as the cause is removed or remedied.  Both parties will in good faith use such effort as is reasonable under all the circumstances known to that party at that time to remove or remedy the cause or causes and to mitigate the damages.

7.                                      Termination.  This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term, as follows:

(a)                                  By either party, upon ninety (90) days written notice to the other party as provided in Section 2.

(b)                                 By Seller, upon failure of Soy Energy to make any payment that is due under this Agreement within ten (10) days after Soy Energy receives written notice from Seller of such failure.  Seller’s decision not to elect to terminate this Agreement for a failed payment by Soy Energy shall not be considered a waiver of this remedy.

(c)                                  Except for a default excused by force majeure under Section 6 above, by either party, in the event the defaulting party fails to perform any of its obligations hereunder and fails to remedy such nonperformance within thirty (30) days after receiving written demand to correct such nonperformance from the non-defaulting party, unless such default cannot be remedied within thirty (30) days, then within sixty (60) days.  Such notice shall reasonably identify the default to be cured.

(d)                                 By either party, at the sole discretion and option of that party upon written notice to the other party, if the other party should become the subject of any voluntary or involuntary bankruptcy, receivership or other insolvency proceeding or make any assignment or other arrangement for the benefit of creditors.

(e)                                  By Seller, upon ninety (90) days written notice to Soy Energy, in the event that Seller, at its sole discretion, ceases the production / separation of Corn Oil.

Termination of this Agreement shall not prevent the terminating party from making any claims it may have for damages against a breaching party.

8.                                      Indemnification by Seller.  Seller hereby indemnifies and holds Soy Energy, its members, managers, officers, directors, employees, successors and permitted assigns, harmless against all losses, damages (including any special, consequential and punitive damages), liabilities, claims, obligations or expenses of whatever form or nature, including reasonable attorneys fees and other costs of legal defense, whether direct or indirect, that they, or any of them may sustain or incur as a result of any breach of this Agreement by Seller, including but not limited to (i) breach by Seller of any provisions of this Agreement, including the failure of the Corn Oil to conform to the Specifications or to any other express warranty; (ii) negligence or willful misconduct of Seller in connection with the production and delivery of Corn Oil; or (iii) violation by Seller of any applicable state or federal law, regulation or order related to actions of Seller under this Agreement, unless such loss, damage, liability, claim, obligation, or expense was caused by the negligence or intentional act of Soy Energy or its affiliates.  The indemnification obligations of Seller shall survive the termination of this Agreement and shall remain in full force and effect.

9.                                      Indemnification by Soy Energy.  Soy Energy hereby indemnifies and holds Seller, its officers, members, managers, employees, successors and permitted assigns, harmless against all losses, damages (excluding any special, consequential and punitive damages), liabilities, claims, obligations or expenses of whatever form or nature, including reasonable attorneys fees and other costs of legal defense, whether direct or indirect, that they, or any of them may sustain or incur as a result of any acts or omissions of Soy Energy or any of its officers, members, managers, directors, employees or agents, including but not limited to (i) breach by Soy Energy of any provisions of this Agreement; (ii) the negligence, willful misconduct or other act by Soy Energy, in connection with the testing, removal, loading transportation and use of the Corn Oil from Seller’s Ethanol Plant; and (iii) violation of any applicable state or federal law, regulation or order, unless such loss, damage, liability, claim, obligation, or expense was caused by the negligence or intentional act of Seller.  The indemnification obligations of Soy Energy shall survive the termination of this Agreement and shall remain in full force and effect.

10.                               Insurance by Seller.  Seller agrees that during the term of this Agreement, and any extension thereof, Seller shall obtain and carry, in full force and effect, comprehensive general liability insurance, including broad form vendors, product, and contractual liability endorsements.  The policy limits for said coverage shall not be less than Two Million Dollars ($2,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) per annual aggregate and shall be placed with an insurance company reasonably acceptable to Soy Energy.  The policy limits may be met through a combination of primary and excess insurance coverage.  The insurance coverage described in this paragraph shall be evidenced by a Certificate of Insurance, which shall be provided to Soy Energy upon request and shall name Soy Energy as an additional insured.  Said insurance coverage shall not be cancelable by the Seller or its insurance carrier except upon thirty (30) days written notice to Soy Energy by the insurer; provided, however, such notice period shall be ten (10) days in the event the cancellation is due to non-payment of the insurance premium.

11.                               Insurance by Soy Energy.  Soy Energy agrees that during the term of this Agreement, and any extension thereof, Soy Energy shall obtain and carry, in full force and effect, comprehensive general liability insurance, including broad form vendors, product and contractual liability endorsements.  The policy limits for said coverage shall not be less than Two Million Dollars ($2,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) per annual aggregate and shall be placed with an insurance company reasonably acceptable to Seller.  The policy limits may be met through a combination of primary and excess insurance coverage.  The insurance coverage described in this paragraph shall be evidenced by a Certificate of Insurance, which shall be provided to Seller upon request and shall name Seller as an additional insured.  Said insurance coverage shall not be cancelable by Soy Energy or its insurance carrier except upon thirty (30) days written notice to Seller by the insurer; provided, however, such notice period shall be ten (10) days in the event the cancellation is due to non-payment of the insurance premium.

12.                               Time and Amount Specified.  Dates of shipment and quantities of Corn Oil specified are of the essence.  Seller shall promptly notify Soy Energy whenever it appears to Seller that it will be unable to produce and have available the estimated quantities of Corn Oil on the dates specified.

13.                               General Terms.

(a)                                  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and permitted assigns.

(b)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Iowa, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Iowa or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Iowa.

(c)                                  Notices.

(1)                                              All notices, consents, requests, demands, instructions or other communications provided for herein shall be in writing and shall be deemed validly given, made and served when (i) delivered personally, (ii) sent by electronic communication (e-mail) where receipt by the party to whom the communication is sent can be verified by the sending party, (iii) sent by certified or registered mail, postage prepaid, or (iv) sent by reputable overnight delivery service, pending the designation of another address, addressed as follows:

If to Soy Energy:	Soy Energy, LLC
c/o Rick Davis
4832 G Avenue
Marcus, IA 51035

If to Seller:	LSCP, LLLP
c/o Steve Roe
4808 F. Avenue
Marcus, Iowa 51035

(2)                                              The date of giving of any such notice shall be (i) the date of hand delivery, (ii) the time of receipt of an electronic communications, (iii) the day after delivery to the overnight courier service, or (iv) the date five (5) days following mailing, as applicable.

(d)                                 Amendments.  This Agreement may only be amended or modified by written instrument signed by the parties.

(e)                                  Counterparts.  This Agreement may be executed in any number of counterparts of the signature page, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.

(f)                                    Assignment.  Soy Energy may not assign this Agreement without the express written consent of Seller.  Seller may not assign this Agreement without the express written consent of Soy Energy.

(g)                                 Entire Agreement.  The terms and conditions of this Agreement including attachments hereto constitute the entire agreement between the parties for the Corn Oil and may not be amended or modified unless in writing signed by both parties.

(h)                                 Severability.  If any provision of this Agreement shall for any reason be held to be invalid, unenforceable, or contrary to public policy, whether in whole or in part, the remaining provisions shall not be affected by such holding.

(i)                                     Authorized Signatory.  The individuals signing on behalf of the respective parties are duly authorized and each such individual personally guarantees that he or she has the authority to sign this Agreement and to bind the party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first indicated above.

SOY ENERGY, LLC		LSCP, LLLP
		By:	Little Sioux Corn Processors, LLC, its
general partner

By:	/s/ Richard Davis	By:	/s/ Stephen Roe
Its:	General Manager		Stephen Roe, President

SCHEDULE A

Purchase Price Formula

The Purchase Price for the Corn Oil purchased by Soy Energy from Seller shall be calculated as follows:

1.                                       Base Price.  The Base Price for the Corn Oil shall be $0.240 per pound F.O.B. Seller’s Ethanol Plant, subject to the adjustments set forth below.

2.                                       Monthly Additional Heating Oil Index Payment.  In addition to the Base Price, Soy Energy shall pay Seller the Monthly Additional Heating Oil Index Payment which payment will be an amount equal to: (a) 89% of the NYMEX Heating Oil First Nearby Contract Average Daily Settlement Price for the calendar month less the Base Price, multiplied by (b) the number of pounds of Corn Oil purchased by Soy Energy from Seller during such calendar month.  In the event there is an adjustment to the Biodiesel Blenders Tax Credit, the Monthly Additional Heating Oil Index Payment will be increased or decreased by the Biodiesel Blenders Tax Credit Adjustment set forth below.  The Monthly Additional Heating Oil Index Payment shall be paid to Seller by ACH or wire transfer within ten (10) days following the completion of the month.

3.                                       Biodiesel Blenders Tax Credit Adjustment.  The Purchase Price as determined above shall be reduced or increased by $.0014 per pound of Corn Oil for each $.01 per gallon reduction or increase in the Federal Biodiesel Blenders Tax Credit as set forth in IRS Code Section 40A, and further described in IRS Notice 2005-4 and IRS Notice 2005-62.  If the Purchase Price for the Corn Oil is less than $0.240 per pound at any time hereunder as a result of a reduction or discontinuation of the Federal Biodiesel Blenders Tax Credit, Seller shall have the right, upon two (2) days notice to Soy Energy, to sell the Corn Oil on the open market or otherwise to a third party purchaser, at a price greater than the Purchase Price calculated hereunder.  Notwithstanding such right, Soy Energy shall then have the right of first refusal, during such two (2) day notice period, to inform Seller that Soy Energy shall purchase such Corn Oil pursuant to terms and conditions of this Agreement, except that the Purchase Price shall then be the purchase price available to Seller on the open market or otherwise from the third party purchaser.

4.                                       Offset for Adjustments.  Any reductions in the Purchase Price determined above for adjustments may be offset by Soy Energy against amounts owed to Seller.

5.                                       Freight Incentive.  In addition to the Monthly Additional Heating Oil Index Payment as provided in Section 2 above, Soy Energy shall pay Seller a monthly freight incentive equal to one cent ($0.01) per pound for each pound of Corn Oil sold to Soy Energy by Seller during the month (the “Freight Incentive”).  The Freight Incentive shall be paid to Seller by ACH or wire transfer within ten (10) days following completion of the month.

6.                                       Profitability Incentive Bonus.  In addition to the Monthly Additional Heating Oil Index Payment and the Freight Incentive, Soy Energy shall pay Seller a profitability incentive bonus equal to Seller’s prorata share (based on Seller’s percentage of total Corn Oil supplied to Soy Energy) of ten percent (10%) of Soy Energy’s net income / profit for each fiscal year of Soy Energy (the “Profitability Incentive Bonus”).  Ten percent (10%) of Soy Energy’s Net Income (the “Bonus Pool”) for the applicable fiscal year will be available for the Profitability Incentive Bonus.  Seller’s share of the Bonus Pool will be equal to Seller’s percentage interest of total Corn Oil supplied to Soy Energy for the applicable fiscal year.  The Profitability Incentive Bonus will be determined based on the annual audited financial statements of Soy Energy and shall be paid to Seller within one hundred twenty (120) days of the end of the fiscal year of Soy Energy.

The following illustration sets forth an example of how the Monthly Additional Heating Oil Index Payments and Freight Incentive will be determined:

Assumptions:	NYMEX Heating Oil Average - $4.00 per gallon for the month
Monthly Production – 70,000 pounds
7.6 pounds per gallon

Calculation:	89% of NYMEX Heating Oil Average = $3.56 per gallon
$3.56 per gallon / 7.6 lbs. per gallon = .4684 cents per lb.
.4684 cents per lb. less .24 per lb. base price previously paid = .2284 cents per lb.
.2284 cents per lb. plus .01 cents per lb. freight incentive = .2384 cents per lb.

.2384 per lb. multiplied by 70,000 lbs. = $16,688 additional monthly heating oil index and freight incentive payment

The following illustration sets forth an example of how the Profitability Incentive Payment will be determined:

Assumptions:	Soy Energy fiscal year net profit = $7.5 million
Seller / LSCP supplies 1.5 million gallons of corn oil during fiscal year
Total corn oil supplied to Soy Energy = 15 million gallons of oil

Calculation:	Bonus Pool = 10% of Soy Energy net profit = $750,000
Seller / LSCP prorata share of corn oil delivered = 10%
Profitability Incentive Bonus = $75,000 ($750,000 x 10%)

SCHEDULE B

Specifications

Property                                         Specification Limit

Centrifugation:                                                                      Less than 3 volume percent emulsions and solids (3 min, 1600g’s, 25 deg)

Oil:

P	800 ppm max.
S	25 ppm max
Water	1.5% max
FFA	20% max
Unsaponifiables	2.5% max
GC	none
Visual	none

* Note:  The centrifugation test provides a cost basis for the oil.  The net oil basis for costing = gross oil weight*(1.000 - % emulsions&solids/100).  The centrifugation test is run for 3 minutes at 1600g’s.